Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

ConnectOne Bancorp has one subsidiary, ConnectOne Bank.

ConnectOne Bank has three wholly owned subsidiaries:

NJCB Investment Company, Inc., a New Jersey corporation, has one wholly owned subsidiary:

CNOB Investment Company, Inc., a Delaware corporation, has one wholly owned subsidiary:

CNOB Investment Preferred Funding Corp, Inc., a New Jersey Real Estate Investment Trust

NJCB Spec-1, LLC, a New Jersey limited liability company; and

Greenbrook Consulting, LLC, a New Jersey limited liability company.

ConectOne Bank also owns 49% interest in Greenbrook Title Agency, LLC, a New Jersey limited liability company.